UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 14, 2015

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 — Termination of a Material Definitive Agreement.

Termination Agreement

On August 17, 2015, SFX Entertainment, Inc., a Delaware corporation (the “Company”), terminated the Agreement and Plan of Merger originally entered into on May 26, 2015 (as subsequently amended, the “Merger Agreement”) by and among the Company, SFXE Acquisition LLC, a Delaware limited liability company (“Purchaser”), and SFXE Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser, by delivering a notice of termination to Purchaser.  Pursuant to the terms of the Merger Agreement, Purchaser is obligated to pay the Company a fee of $7,800,000 as a result of such termination (the “Purchaser Termination Fee”).  The Company agreed to extend the due date for the payment of the Purchaser Termination Fee until October 2, 2015.  The Limited Guaranty executed by Sillerman Investment Company III LLC (“SIC”) in favor of the Company pursuant to which SIC guaranteed payment of the Purchaser Termination Fee remains in place.

Item 8.01 — Other Events.

On August 14, 2015, the Company issued a press release providing an update on certain matters related to the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 14, 2015

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: August 17, 2015	By:	/s/ Richard Rosenstein
Title: CFO